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                                                                     Exhibit 5.1

            [Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]



December 23, 1998

Great Lakes REIT
Suite 300
823 Commerce Drive
Oak Brook, Illinois 60523

Re:  Registration Statement on Form S-3
     (No. 333-49499)

Ladies and Gentlemen:

          We have served as Maryland counsel to Great Lakes REIT, a Maryland real estate investment trust (the "Company") in connection with certain matters of Maryland law arising out of the Company's Registration Statement on Form S-3 (No. 333-49499), and all amendments thereto (the "Registration Statement"), previously declared effective by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), relating to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement"). This opinion letter is rendered in connection with the sale and issuance of 1,500,000 9-3/4% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series A Preferred Shares"), of the Company, pursuant to the Underwriting Agreement, dated December 16, 1998 (the "Underwriting Agreement"), by and among the Company, Great Lakes REIT, L.P., a Delaware limited partnership (the "Operating Partnership"), A.G. Edwards & Sons, Inc., Wheat First Union, a division of Wheat First Securities, Inc., and Everen Securities,

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Great Lakes REIT
December 23, 1998
Page 2


Inc., as described in a Prospectus Supplement, dated December 16, 1998. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

          In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

          1. The Registration Statement, and the related form of Prospectus and form of Prospectus Supplement included therein, in the form in which it was transmitted to the Commission under the 1933 Act;

          2. The Amended and Restated Declaration of Trust of the Company, including the Articles Supplementary relating to the Series A Preferred Shares (the "Declaration of Trust"), certified as of a recent date by the Stated Department of Assessments and Taxation of Maryland (the "SDAT");

          3. The Bylaws of the Company, certified as of the date hereof by its Secretary;

          4. Resolutions adopted by the Board of Trustees of the Company, and a duly authorized committee thereof, relating to the sale, issuance and registration of the Series A Preferred Shares, certified as of the date hereof by the Secretary of the Company (the "Resolutions");

          5. The form of certificate evidencing a Series A Preferred Share, certified as of the date hereof by the Secretary of the Company;

          6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

          7. A certificate, executed by Richard L. Rasley, Secretary of the Company, dated as of the date hereof; and

          8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

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Great Lakes REIT
December 23, 1998
Page 3


          In expressing the opinion set forth below, we have assumed, and so far is known to us there are no facts inconsistent with, the following:

          1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

          2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

          3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding.

          4. Any Documents submitted to us as originals are authentic. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied on by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

          5. The Series A Preferred Shares will not be issued or transferred in violation of any restriction or limitation contained in the Declaration of Trust.

          The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

          1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

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Great Lakes REIT
December 23, 1998
Page 4


          2. The Series A Preferred Shares have been duly authorized and, when and if delivered against payment therefor in accordance with the Underwriting Agreement and otherwise in the manner provided in the Resolutions, the Series A Preferred Shares will be duly and validly issued, fully paid and nonassessable.

          The foregoing provision is limited to the substantive laws of the State of Maryland and we do not express any opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland.

          We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion we express herein after the date hereof.

          This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on the date hereof (the "8-K") and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                     Very truly yours,

                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP